Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement” or “Release”) is entered into by and between Superior Industries International, Inc. (“Employer”) and Kerry A. Shiba (“Employee”).

I. RECITALS

1.1 Employee is employed by Employer in the position of Executive Vice President and Chief Financial Officer.

1.2 Employee has notified Employer that he will resign his employment with Employer effective June 30, 2017.

1.3 Employer and Employee are entering into this Agreement to assist Employee’s transition to other employment, and to provide for the release of any claims related to Employee’s employment with Employer.

ACCORDINGLY, in consideration of the terms, conditions and agreements set forth below, Employer and Employee agree as follows:

II. AGREEMENTS

2.1 Termination of Employment. Employee will resign his employment with Employer effective June 30, 2017 (“Termination Date”). Additionally, and except as provided in Section 2.2(c), effective on the Termination Date, Employee will resign from all other officer, director, or other official capacities with the Employer on any of its subsidiaries or joint ventures. On the Termination Date, Employee shall receive payment for all salary earned through the Termination Date, as well as for all accrued, unused vacation time through the Termination Date. Employee will be eligible for a pro-rated 2017 annual incentive performance plan payment. The annual incentive performance plan is dependent upon Employer attaining EBITDA goals and is subject to Board approval. Employee will receive his short-term incentive plan payment for 2017, if any, along with a calculation worksheet on or around March 14, 2018. Employee will be treated similarly to all eligible employees in all aspects of any 2017 AIPP payout.

Kerry A. Shiba

Superior Industries

2.2 Severance Benefits. Subject to Employee’s execution of this Agreement, and provided that Employee does not revoke the Agreement pursuant to Section 2.15 Employer will, upon expiration of the revocation period, pay Employee the following payment and benefits. Employee acknowledges that the payment and benefits referenced in this Agreement constitute special consideration to Employee in exchange for the promises made herein and that Employer would not otherwise be obligated to provide any such payments.

(a) Severance Payment. Subject to Employee’s execution of this Agreement, and provided that Employee does not revoke the Agreement pursuant to Section 2.15, Employer will, upon expiration of the revocation period, pay Employee a severance payment in the amount of $420,000.00, less applicable withholdings. This payment will be mailed to Employee’s home or other address designated by Employee. Employee acknowledges that the payments referenced herein constitute special consideration to Employee in exchange for the promises made herein and that Employer would not otherwise be obligated to provide any such payments.

(b) Transition Period. (i) In further exchange for the release of claims and other promises by Employee detailed in this Agreement, Employee will be available to answer questions from the Employer from June 30, 2017 to December 31, 2017. Employee will receive a monthly payment of $2,500.00 during this transition period.

(ii) Employee hereby tenders his resignation from the supervisory board of Uniwheels AG (“Supervisory Board”), which pursuant to the charter of the Supervisory Board will not be effective for 30 days after being tendered. Prior to Employee’s resignation being effective or his replacement being elected to the Supervisory Board, Employee will cooperate with the Employer as reasonably requested in serving as a member of the Supervisory Board.

2.3 General Release and Waiver of Claims. In consideration of the compensation, benefits and promises described in Section 2.2 above and the other promises by Employer in this Agreement, Employee, for himself and for any person who may claim by or through him (including, without limitation, any current or former spouse, dependents, heirs, assignees, executors, attorneys or agents), releases, acquits, discharges, and covenants not to sue Employer and/or its present, past, and future parents, related companies, affiliates, divisions and subsidiaries and its and their past, present and future partners, shareholders, principals, officers, directors, executives, agents, attorneys, predecessors, successors, benefit plans, administrators, trustees, executors, assigns, and/or insurer(s) (collectively, the “Employer Entities”), from and with respect to any and all claims or causes of action that Employee had, has, or may have, at law or in equity, known or unknown, through the date he signs this Agreement, including, but not limited to:

(a) all claims relating in any way to the Dispute and/or to Employee’s employment with Employer and/or termination of employment with Employer;

(b) all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Acts of 1866 and 1871, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act (“FMLA”), the Fair Labor Standards Act (“FLSA”), the Michigan Elliott-Larsen Civil Rights Act, the Michigan Whistleblowers’ Protection Act, or any other federal, state or local law or regulation affecting employment rights or relating to discrimination, retaliation or employment, or to the denial or termination of any benefits of any kind;

Kerry A. Shiba

Superior Industries

(c) all claims of breach of contract or public policy, wrongful or retaliatory discharge, promissory estoppel, fraud, negligence, wrongful or bad faith termination, defamation, infliction of emotional distress, invasion of privacy and other business or personal injury;

(d) all rights to or claims for wages, bonuses, benefits, or other compensation; and

(e) all rights to or claims for damages (whether contractual, liquidated, compensatory, exemplary or punitive) and for injunctive relief, expenses, costs, attorney’s fees, and all losses or damages of whatsoever kind or nature.

(f) It is Employee’s intention in executing this Agreement to provide a general release and waiver that shall be an effective bar to each and every claim and/or cause of action, whether known or unknown, for all acts or omissions of Employer or any of the Employer Entities occurring prior to and including the date Employee signs this Agreement. Employee expressly waives the benefits of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims against Employer and/or any Employer Entity not now known by Employee to exist. The general release in this Section 2.3 does not apply to: (i) future claims that occur after Employee signs this Agreement; (ii) rights of or claims by Employee or Employer to enforce this Agreement; and (iii) Employee’s unemployment compensation claim; and (iv) Employee’s right to challenge the validity of this Agreement’s waiver of claims arising under the ADEA. Additionally, nothing in this Agreement shall prevent or interfere with Employee’s rights under federal, state or local civil rights laws to initiate or maintain a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or other government agency, or from fully cooperating with and/or participating in any investigation by the EEOC or other government agency. However, Employee waives his right to recover, and will not accept, any monetary compensation, damages or other remedies as a result of any charge, administrative proceeding or lawsuit brought or filed on his behalf against Employer and/or any of the Employer Entities.

2.4 Other Claims. Employee represents and warrants that Employee has filed no claims, lawsuits, charges, grievances, or causes of action of any kind against Employer and/or the Released Parties, and that, to the best of Employee’s knowledge, Employee possesses no claims (including but not limited to any claim under the FLSA, the FMLA and / or Workers’ Compensation Claims). Further, Employee represents and warrants that Employee has no knowledge of any violations of the federal securities laws (including whistleblower provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

2.5 Mutual Non-Disparagement. Employee will refrain from making negative or disparaging remarks about Employer and/or the Released Parties. Employee will not provide

Kerry A. Shiba

Superior Industries

information or issue statements regarding Employer and/or the Released Parties, or take any action that would cause Employer and/or the Released Parties embarrassment or humiliation or otherwise cause or contribute to them being held in disrepute. Nothing in this Agreement shall be deemed to preclude Employee from providing truthful testimony or information pursuant to subpoena, court order, or similar legal process. Employer’s senior-level managers will refrain from making disparaging remarks about Employee. Employer’s senior level managers will not take any action that would cause Employee embarrassment or humiliation or otherwise cause or contribute to him being held in disrepute. Nothing in this Agreement shall be deemed to preclude Employer or any of its agents from providing truthful testimony or information pursuant to subpoena, court order, or similar legal process.

2.6 Confidential Information. The Parties acknowledge that during the course of his employment with Employer, Employee had possession or access to confidential information relating to the business of Employer, or technical or business information of Employer, including but not limited to the legal business of Employer. Employee agrees that any sensitive proprietary or confidential information or data, including without limitation, trade secrets, customer lists, customer contacts, customer relationships, financial data, long range or short range plans, training materials, marketing strategies, sales strategies and other data and information of a competition-sensitive nature Employee acquired while an employee of Employer, shall not be disclosed or used in a manner detrimental to the interest of Employer and/or the Released Parties. All such information, other than any information which is in the public domain through no act or omission of Employee or which he is authorized to disclose, is referred to collectively as “Company Information.” Employee agrees that he shall not at any time: (i) use or exploit in any manner Company Information for himself or any other person, partnership, association, corporation or entity other than Employer; (ii) remove any Company Information, or any reproduction thereof, from the possession or control of Employer; or (iii) otherwise fail to treat Company Information in a confidential manner. All Company Information developed, created or maintained by Employee during his employment shall remain at all times the exclusive property of Employer. Employee’s understands and agrees that his obligations under this Paragraph shall continue after his Termination Date. Employee represents that he has returned or will return to Employer all Company Information in his possession or under his control and that he will not keep or retain any copies of such information.

2.7 Agreement Not To Sue. Employee represents and warrants that Employee has not filed or commenced any complaints, claims, actions or proceedings of any kind against Employer with any federal, state or local court or any administrative, regulatory or arbitration agency or body. Employee further agrees not to instigate, encourage, assist or participate in any court action or arbitration proceeding commenced by any other person (except a government agency) against Employer. In the event any government agency seeks to obtain any relief on behalf of Employee with regard to any claim released and waived by Section 2.3 of this Agreement, Employee covenants not to accept, recover or receive any monetary relief or award that may arise out of or in connection with any such proceeding.

Kerry A. Shiba

Superior Industries

2.8 Non-Solicitation. For a period of six (6) months following the Termination Date, Employee shall not, directly or indirectly through another person or entity: (i) solicit, induce, or otherwise seek to induce any employee of Employer to leave the employ of Employer; and/or (ii) solicit, induce, or otherwise seek to induce any customer, supplier, licensee, vendor or other business relation of Employer to cease doing business with Employer, or in any way intentionally interfere with the relationship between any such customer, supplier, licensee, vendor or other business relation and Employer.

2.9 Reasonableness of Restrictions. The Parties agree that the restrictions in Section 2.6, 2.7, and 2.8 are necessary and fundamental to the protection of the business of Employer and are reasonable and valid, and all defenses to the strict enforcement thereof by the Employee are hereby waived by Employee. Employee acknowledges and declares that he has carefully considered and understands the terms of Section 2.6, 2.7, and 2.8 and acknowledges and agrees that such terms, rights and potential restrictions are mutually fair and equitable. The consideration for the covenants contained in Section 2.6, 2.7, and 2.8 includes, without limitation, the payments and promises provided in Section 2.2.

2.10 Amendments. No addition, modification, amendment or waiver of any part of this Agreement shall be binding or enforceable unless executed in writing by both parties hereto.

2.11 Severability. Should any part of this Agreement be declared invalid, void or unenforceable, all remaining parts shall remain in full force and effect and shall in no way be invalidated or affected.

2.12 Return of Property. Employee represents that Employee has returned or will return to Employer all files, records, keys, access cards, discs, software, and other property of Employer in his possession or under his control.

2.13 Confidentiality. Employee agrees to maintain in strictest confidentiality the terms and existence of this Agreement, with the exception that Employee may disclose such matters to any attorney who is providing advice or to an accountant or federal or state tax agency for purposes of complying with any tax laws or as otherwise required by law.

2.14 Governing Law. This Agreement and its enforceability shall be construed in accordance with the laws of the State of Michigan.

2.15 Employee’s Rights to Seek Advice and to Review and Revoke this Agreement.

(a) ADEA Release Requirements Satisfied. Employee understands that this Agreement has to meet certain requirements to validly release any ADEA claims Employee might have, and Employee represents and warrants that all such requirements have been satisfied. Employer hereby advises Employee that before signing this Agreement, he may take twenty-one (21) days to consider this Agreement. Employee acknowledges that: (i)

Kerry A. Shiba

Superior Industries

he took advantage of as much of this period to consider this Agreement as he wished before signing; (ii) he carefully read this Agreement; (iii) he fully understands it; (iv) he entered into this Agreement knowingly and voluntarily (free from fraud, duress, coercion, or mistake of fact); (v) this Agreement is in writing and is understandable; (vi) in this Agreement, he waives current ADEA claims; (vii) he has not waived future ADEA claims that may arise after the date of execution of this Agreement; (viii) he is receiving valuable consideration in exchange for execution of this Agreement that he would not otherwise be entitled to receive; and (ix) Employer hereby advises Employee in writing to discuss this Agreement with his attorney (at his own expense) prior to execution, and he has done so to the extent he deemed appropriate.

(b) Review & Revocation.

Review: Before executing this Agreement, Employee may take 21 days to consider this Agreement. Employee acknowledges and agrees that his waiver of rights under this Agreement is knowing and voluntary and complies in full with all criteria of the regulations promulgated under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, and any and all federal, state and local laws, regulations, and orders. Employer hereby advises Employee in writing to consult with an attorney prior to executing this Agreement. In the event that Employee executes this Agreement prior to the expiration of the 21-day period, he acknowledges that his execution was knowing and voluntary and not induced in any way by Employer or any other person.

Revocation: For a period of 7 days following his execution of this Agreement, Employee may revoke this Release. If he wishes to revoke this Release, he must revoke in writing by delivering a written revocation to Shawn Pallagi, Superior Industries International, Inc., 26600 Telegraph Road, Suite 400, Southfield, MI 48033, or the revocation will not be effective. If Employee timely revokes this Agreement, all provisions hereof will be null and void, including the payment in Section 2.2 above. If Employee does not advise Shawn Pallagi in writing that he revokes this Release within 7 days of his execution of it, this Release shall be forever enforceable. The 8th day following Employee’s execution of this Agreement shall be the Effective Date of this Release. This Agreement is not effective or enforceable until the revocation period has expired.

2.16 Arbitration. The parties recognize arbitration as a speedy, cost-effective procedure for resolving disputes and have entered into this Agreement in the anticipation of gaining the benefit of this dispute resolution procedure. This Agreement is supported by the parties’ mutual promises to submit any claims they may have against the other to final and binding arbitration, rather than to have them decided in court before a judge or jury. Arbitration shall be the sole and exclusive remedy for any dispute, claim, or controversy of any kind or nature (a “Claim”) arising out of, related to, or connected with the relationship between the parties, or the termination of Employee’s engagement with Employer. Both Employee and

Kerry A. Shiba

Superior Industries

Employer expressly waive their right to a jury trial. This Agreement applies to any claim Employee may have against Employer, any parent, subsidiary, or affiliated entity of Employer, or their respective managers, employees or agents. It also applies to any claim Employer, or any parent, subsidiary or affiliated entity of Employer may have against Employee.

(a) Employer and Employee agree that this Agreement is governed by the Federal Arbitration Act and evidences a transaction involving interstate commerce. Employer and Employee further agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Comprehensive Arbitration Rules & Procedures then in effect (the “JAMS Rules”), which are available at http://www.jamsadr.com/rules-comprehensive-arbitration. Any claim submitted to arbitration shall be decided by a single, neutral arbitrator, chosen according to JAMS Rules.

(b) The arbitration shall be held in Oakland County, Michigan at a location within Oakland County, Michigan to be determined by JAMS. The parties agree to abide completely by the binding decisions of the arbitrator and to keep the outcome of such resolution strictly confidential.

(c) The arbitrator shall apply the substantive federal, state, or local law and statute of limitations governing any claim submitted to arbitration. The parties shall be entitled to adequate discovery prior to the arbitration as determined by the arbitrator. In ruling on any claim submitted to arbitration, the arbitrator shall have the authority to award only such remedies or forms of relief as are provided for under the substantive law governing such claim. The arbitrator shall issue a written decision which shall include the essential findings and conclusions on which the decision is based. Judgment on the arbitrator’s decision may be entered in any court of competent jurisdiction. All questions concerning the validity and operation of this Agreement and the performance of the obligations imposed upon the parties shall be governed by the laws of the State of Michigan.

(d) The Arbitrator, and not any federal or state court, shall have the exclusive authority to resolve any issue relating to the interpretation, formation or enforceability of this Agreement, or any issue relating to whether a Claim is subject to arbitration under this Agreement, except that any party may bring an action in any court of competent jurisdiction to compel arbitration in accordance with the terms of this Agreement. Employer shall bear all fees and costs unique to the arbitration forum (e.g., filing fees, transcript costs and Arbitrator’s fees). The non-breaching party shall be entitled to recover reasonable attorneys’ fees and expenses incurred by such party in enforcing this Agreement.

2.17 No-Admission of Liability. Employee understands and acknowledges that this Agreement is in no way an admission of any legal liability or wrongdoing by Employer for any acts or omissions with respect to Employee, including but not limited to Employee’s employment with, or separation of employment from, Employer.

Kerry A. Shiba

Superior Industries

2.18 Acknowledgment Regarding Wages. Employee acknowledges and agrees that, with the payment of final wages noted in Section 2.1, Employee: (a) has received all pay to which Employee was entitled during his employment with Employer; (b) is not owed unpaid wages or unpaid overtime compensation by Employer; and (c) does not believe that his rights under any state or federal wage and hour laws, including the federal FLSA, were violated by any employee during his employment with Employer.

2.19 Disclosure. Employee acknowledges and warrants that he is not aware of, or that he has fully disclosed to the Employer in writing, any matters for which he was responsible or which came to his attention as an employee of the Employer that might give rise to, evidence, or support any claim of illegal or improper conduct, regulatory violation, violation of any securities laws or regulations thereunder, unlawful discrimination, retaliation, or other cause of action against the Employer. Employee represents that Employee has been given an adequate opportunity to advise Employer’s human resources, legal, or other relevant management division, and has so advised such division in writing, of any facts that Employee is aware of that constitute or might constitute a violation of any ethical, legal, or contractual standards or obligations of Employer or any affiliate. Employee further represents that Employee is not aware of any existing or threatened claims, charges, or lawsuits that he/she has not disclosed to Employer.

2.20 Entire Agreement. This is the entire Agreement between Employee and Employer. Employer has made no promises other than those set forth in this Agreement.

2.21 No Precedent. The terms of this Agreement will not establish any precedent, nor will this Agreement be used as a basis to seek or justify similar terms in any subsequent situation involving persons other than Employee. This Agreement may not be offered, used, or admitted into evidence in any proceeding or litigation, whether civil, criminal, arbitral or otherwise for such purpose.

2.22 Attorneys’ Fees. If either party breaches any provision or obligation of this Agreement, the non-breaching party is entitled to recover all costs, including reasonable attorneys’ fees and expenses, incurred by such party enforcing the Agreement.

2.23 Binding Effect. This Agreement inures to the benefit of, and is binding upon, the parties and their respective successors and assigns.

2.24 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute the same Agreement.

Kerry A. Shiba

Superior Industries

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT WITH THE INTENTION OF RELINQUISHING ALL CLAIMS AND RIGHTS OTHER THAN THOSE SET FORTH HEREIN.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.		EMPLOYEE Kerry A. Shiba

By:		By:
Its:		Name:
Printed:
Date:	, 2017	Date:	, 2017

Kerry A. Shiba

Superior Industries